EnerSys Acquires Oerlikon Battery Business

Reading, Pa., USA, November 30, 2009 - EnerSys (NYSE: ENS), the world's largest manufacturer, marketer, and distributor of industrial batteries, today announced that it has completed the acquisition of the industrial battery businesses of the Swiss company Accu Holding AG (SIX:ACUN). Enersys acquired the stock of OEB Traction Batteries and the operating assets and liabilities of Oerlikon Stationery Batteries, along with its Swedish sales subsidiary. The companies, which operate under the name Oerlikon Battery, supply high integrity solutions worldwide and have combined revenues in excess of $50 million per year.

"As we have noted previously, with our strong financial position we view the difficult economic environment as an opportunity for us to acquire good companies, with quality products and experienced people to help us extend our market leadership in industrial energy storage," commented John D. Craig, chairman, president and chief executive officer of EnerSys.

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, (i) statements regarding EnerSys' plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning; and (ii) statements about the benefits of the acquisition of the Oerlikon Battery businesses, including any impact on our financial and operating results and estimates, and any impact on EnerSys' market position that may be realized from the acquisition.

These forward-looking statements are based upon management's current beliefs or expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (1) our ability to successfully integrate the Oerlikon Battery businesses; (2) the possibility that EnerSys may not realize revenue benefits from the acquired businesses within expected time frames; (3) operating costs and business disruption following the acquisition , including possible adverse effects on relationships with employees, may be greater than expected; and (4) competition may adversely affect the acquired businesses and result in customer loss. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date such forward-looking statement is made.

For more information, contact Richard Zuidema, executive vice president, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800-538-3627; Website: http://www.enersys.com.

About EnerSys: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.